Exhibit 99.1

Unaudited Pro Forma Condensed Consolidated financial STATEMENTS

Introduction

On September 22, 2020 (the “Petition Date”), FTS International, Inc. (the “Predecessor”) and its subsidiaries FTS International Services, LLC and FTS International Manufacturing, LLC (collectively with the Predecessor, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”).

On November 4, 2020, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Joint Prepackaged Chapter 11 Plan of Reorganization of FTS International, Inc. and Its Debtor Affiliates (the “Plan”) and approving the disclosure statement filed in connection with the Plan. On November 19, 2020 (the “Effective Date”), the Plan became effective, and in accordance with its terms, FTS International, Inc. as reorganized pursuant to the Plan (the “Company”, “FTSI”, “Successor”, “we”, “us” or “our”), emerged from Chapter 11 (the “Transaction”).

Basis of Presentation

The following unaudited pro forma condensed consolidated financial statements of FTSI and the accompanying explanatory notes (the “Pro Forma Financial Statements”) have been prepared to illustrate the effects of the transactions per the Plan and adjustments resulting from the adoption of fresh start accounting, which are reflected in the “Reorganization Adjustments” column and “Fresh Start Adjustments” column, respectively, of the unaudited pro forma condensed consolidated financial statements.

The following unaudited pro forma condensed consolidated balance sheet as of September 30, 2020 is based on the consolidated balance sheet of the Predecessor and gives effect to the pro forma adjustments as if the Transaction had occurred on September 30, 2020. The following unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2020 and for the twelve months ended December 31, 2019 are based on the consolidated statements of operations of the Predecessor and give effect to the pro forma adjustments as if the Transaction had occurred immediately prior to January 1, 2019. The unaudited pro forma condensed consolidated financial statements have been prepared in accordance with Article 11 of Regulation S-X.

The pro forma adjustments to the historical consolidated financial statements are based on currently available information, and in many cases are based on estimates and preliminary information. Fair values of assets and liabilities on the unaudited pro forma condensed consolidated balance sheet are based on preliminary valuations, made solely for the purposes of developing the Pro Forma Financial Statements and are subject to further revisions and adjustments. The assumptions underlying the pro forma adjustments are described in the accompanying notes to these unaudited pro forma condensed consolidated financial statements. We believe such assumptions are reasonable under the circumstances and reflect the best currently available estimates. The pro forma adjustments give effect to the impact of events that are factually supportable, directly attributable to the Transaction and, with respect to the unaudited pro forma condensed consolidated statements of operations, are expected to have a continuing impact on FTSI following the Transaction. The pro forma financial information may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had the Transaction actually occurred at the beginning of the period presented.

The Pro Forma Financial Statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the consolidated financial statements and notes to consolidated financial statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 27, 2020 for the year ended December 31, 2019, and the consolidated financial statements and notes to consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 filed with the SEC on November 6, 2020.

The Plan

In accordance with the Plan, on the Effective Date:

•	The Company issued (i) 13,999,926 new shares of its common stock at par value of $0.01 per share (the “New Common Stock”); and (ii) warrants (the “Warrants”) to purchase up to 5,444,370 shares of the Company’s common stock exercisable and commencing on the Effective Date at a per share exercise price of $33.04 and $37.14 for tranche 1 warrants and tranche 2 warrants, respectively.

•	The Predecessor’s common units outstanding prior to the Effective Date were cancelled and each holder received its pro rata share of: (i) 9.4% of the New Common Stock (subject to dilution by the Warrants and the incentive compensation plan issued to certain members of management (the “MIP”)) and the (ii) Warrants.

•	The 6.25% senior secured notes due May 2022 (the “Notes”) and first-lien term loan credit facility (the “Term Loan”) were cancelled, and the Predecessor’s outstanding obligations thereunder discharged. The holders of the Notes and Term Loan received their pro rata share of the New Common Stock representing, in the aggregate, 90.1% of the New Common Stock on the Effective Date (subject to dilution by the New Common Stock issuable upon exercise of the Warrants and the MIP). Additionally, the holders of the Notes and Term Loan received their pro rata share of a $30.7 million cash distribution, respectively.

•	The holders of claims in connection with the termination of the supply agreement between the Predecessor and Covia Holding Corporation (“Covia”) received, in exchange for their claims: (i) a $12.5 million cash distribution and (ii) 0.5% of the New Common Stock (subject to dilution by the Warrants and the MIP).

•	The Company entered into a credit agreement (the “Credit Agreement”) with certain lenders pursuant to which the Company was provided a new asset-based lending credit facility (the “Successor ABL Facility”), which was undrawn as of the Effective Date.

•	The Company entered into a registration rights agreement (the “Registration Rights Agreement”) with certain parties pursuant to which the Company agreed to, among other things, file a registration statement with the SEC upon a request from the stockholders party thereto covering the offer and resale of the New Common Stock held by such stockholders.

•	The Company entered into a rights agreement (the “Rights Agreement”) with certain parties in connection with the distribution of preferred stock purchase rights for each outstanding share of New Common Stock.

•	The Company’s MIP became effective, such that an aggregate of 2,160,492 shares of the New Common Stock are available for grant pursuant to awards under the MIP.

•	The Predecessor’s board of directors resigned. The Company formed a new five-member board of directors consisting of the Chief Executive Officer and four new members per the Plan and the Third Amended and Restated Restructuring Support Agreement.

Fresh Start Accounting

Upon emergence, the holders of voting shares in the Predecessor immediately prior to the Effective Date received less than 50% of the of the voting shares of FTSI, and the preliminary estimates for reorganization value is less than the amount of post-petition liabilities and allowed claims. Thus, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 852, Reorganizations (“ASC 852”), we qualified for fresh start accounting upon emergence.

Reorganization value is a term defined in ASC 852 as the fair value of a company’s total assets prior to the consideration of liabilities and is intended to approximate the amount a willing buyer would pay for the assets immediately after a restructuring. FTSI’s reorganization value was derived from the assumed enterprise value of approximately $265 million, which is within the range of the Company’s enterprise value of $190 million and $290 million, as approved by the Bankruptcy Court. The intent of the unaudited pro forma condensed consolidated financial statements is to illustrate the effects of the Plan based on the underlying economic factors as of the Effective Date. Therefore, we applied this enterprise value to the unaudited pro forma condensed consolidated balance sheet and statements of operations on September 30, 2020 and January 1, 2019, respectively. A valuation with assumptions and economic data as of September 30, 2020 and immediately prior to January 1, 2019 would likely result in an enterprise value that is materially different from the valuation calculated for the purposes of the unaudited pro forma condensed consolidated financial statements.

The following table reconciles the enterprise value to the reorganization value of FTSI as of September 30, 2020 on a Successor pro forma basis:

(In millions)	September 30, 2020
Enterprise Value	$264.6
Add: Excess cash (1)	15.4
Add: Current liabilities	36.3
Add: Non-interest-bearing non-current liabilities	6.3
Reorganization Value	$322.6

(1) Excess cash of $15.3 million is calculated by taking the Company's Successor pro forma cash and cash equivalents balance of $90.4 million less $75.0 million of minimum cash required to operate the business as determined by management.

FTS International, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

	As of September 30, 2020
	(in millions)
	Predecessor Historical	Reorganization Adjustments		Fresh Start Adjustments		Successor Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$144.5	$(54.1)	[a]	$—		$90.4
Accounts receivable, net	28.6	—		—		28.6
Inventories	35.6	—		(2.3)	[j]	33.3
Prepaid expenses and other current assets	20.3	5.9	[b]	(5.3)	[k]	20.9
Total current assets	229.0	(48.2)		(7.6)		173.2

Property, plant, and equipment, net	185.9	—		(51.7)	[l]	134.2
Operating lease right-of-use assets	6.4	—		—		6.4
Intangible assets, net	29.5	—		(22.1)	[m]	7.4
Other assets	1.4	0.2	[c]	(0.2)	[n]	1.4
Total assets	$452.2	$(48.0)		$(81.6)		$322.6

LIABILITITES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities
Accounts payable and accrued expenses	24.4	7.0	[d]	—		31.4
Current portion of operating lease liabilities	4.6	—		—		4.6
Other current liabilities	12.8	(12.5)	[e]	—		0.3
Total current liabilities	41.8	(5.5)		—		36.3

Operating lease liabilities	3.8	—		—		3.8
Other liabilities	2.5	—		—		2.5
Liabilities subject to compromise	488.1	(488.1)	[f]	—		—
Total liabilities	536.2	(493.6)		—		42.6

Stockholders' (deficit) equity
Predecessor common stock	36.4	(36.4)	[g]	—		—
Predecessor additional paid-in capital	4,391.4	(4,391.4)	[g]	—		—
Successor common stock	—	0.1	[h]	—		0.1
Successor additional paid-in capital	—	279.9	[h]	—		279.9
Accumulated deficit	(4,511.8)	4,593.4	[i]	(81.6)	[o]	—
Total shareholders' (deficit) equity	(84.0)	445.6		(81.6)		280.0
Total liabilities and shareholders' (deficit) equity	$452.2	$(48.0)		$(81.6)		$322.6

FTS International, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

	Nine Months Ended September 30, 2020
(Dollars in millions, except per share amounts)	Predecessor Historical	Reorganization Adjustments		Fresh Start Adjustments		Successor Pro Forma
Revenue	$213.1	$—		$—		$213.1

Operating expenses
Cost of revenue (excluding depreciation of $56.5 included in depreciation and amortization below)	174.2	—		—		174.2
Selling, general and administrative	42.7	(7.1)	[a]	—		35.6
Depreciation and amortization	59.4	—		(38.0)	[f]	21.4
Impairment and other charges	34.1	(18.5)	[b]	—		15.6
Total operating expenses	310.4	(25.6)		(38.0)		246.8

Operating loss	(97.3)	25.6		38.0		(33.7)

Interest (expense) income, net	(22.1)	22.8	[c]	—		0.7
Gain on extinguishment of debt, net	2.0	—		—		2.0
Equity in net income of joint venture affiliate	—	—		—		-
Gain on sale of equity interest in joint venture affiliate	—	—		—		-
Reorganization items	(13.7)	13.7	[d]	—		-

(Loss) income before income taxes	(131.1)	62.1		38.0		(31.0)
Income tax expense	—	—	[e]	—		-

Net (loss) income	$(131.1)	$62.1		$38.0		$(31.0)

Earnings per share:
Basic	$(24.39)					$(2.21)
Diluted	$(24.39)					$(2.21)
Shares used in computing earnings per share (in thousands):
Basic	5,376					14,000
Diluted	5,376					14,000

FTS International, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

	Year Ended December 31, 2019
(Dollars in millions, except per share amounts)	Predecessor Historical	Reorganization Adjustments		Fresh Start Adjustments		Successor Pro Forma
Revenue	$776.6	$—		$—		$776.6

Operating expenses
Cost of revenue (excluding depreciation of $82.5 included in depreciation and amortization below)	578.9	—		—		578.9
Selling, general and administrative	89.1	(12.2)	[a]	—		76.9
Depreciation and amortization	90.0	—		(61.5)	[f]	28.5
Impairment and other charges	68.2	(44.0)	[b]	—		24.2
Total operating expenses	826.2	(56.2)		(61.5)		708.5

Operating (loss) income	(49.6)	56.2		61.5		68.1

Interest (expense) income, net	(30.7)	33.7	[c]	—		3.0
Gain on extinguishment of debt, net	1.2	—		—		1.2
Equity in net income of joint venture affiliate	0.6	—		—		0.6
Gain on sale of equity interest in joint venture affiliate	7.0	—		—		7.0

(Loss) income before income taxes	(71.5)	89.9		61.5		79.9
Income tax expense	1.4	—	[e]	—		1.4

Net (loss) income	$(72.9)	$89.9		$61.5		$78.5

Earnings per share:
Basic	$(0.67)					$5.61
Diluted	$(0.67)					$4.04
Shares used in computing earnings per share (in thousands):
Basic	108,800					14,000
Diluted	108,800					19,444

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Pro Forma Adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet

Reorganization Adjustments

a)	Reflects the net cash activities had the Company emerged on September 30, 2020. Of the $9.1 million transferred from cash and cash equivalents to escrow (which is included in prepaid expenses and other current assets), $3.8 million was related to success fees recognized upon emergence, $1.4 million was related to accrued professional fees incurred through September 30, 2020, and $3.9 million was related to professional fees incurred between September 30, 2020 and the Effective Date. Of the $4.9 million payment of professional and success fees, $1.9 million was related to success fees paid and recognized upon emergence, and $2.9 million was related to professional fees incurred between September 30, 2020 and the Effective Date. The professional fees incurred between September 30, 2020 and the Effective Date represent transaction costs that are directly attributable to the transaction, factually supportable, and nonrecurring. Therefore, these fees were included in our unaudited pro forma condensed consolidated balance sheet as pro forma adjustments to accumulated deficit.

(In millions)	September 30, 2020
Transfer of payment for professional fees and success fees to escrow account recorded in prepaid expenses and other current assets	$(9.1)
Payment of professional and success fees	(4.9)
Payment to secured debtholders	(30.6)
Payment of Covia settlement	(12.5)
Payment of emergence date bonus	(1.0)
Payment of debt issuance costs related to Successor ABL Facility	(0.2)
Release of cash collateral from restricted cash recorded in prepaid expenses and other current assets to cash and cash equivalents	4.2
Change in cash and cash equivalents	$(54.1)

b)	Reflects adjustment to prepaid expenses and other current assets for the following activities:

(In millions)	September 30, 2020
Transfer of payment for professional fees and success fees from cash and cash equivalent	$9.1
Payment of emergence date bonus	1.0
Release of cash collateral from restricted cash recorded in prepaid expenses and other current assets to cash and cash equivalents	(4.2)
Change in prepaid expenses and other current assets	$5.9

c)	Reflects an adjustment to debt issuance costs related to the Successor ABL Facility of $0.2 million.

Additionally, the Company has historically recorded a full valuation allowance against the deferred tax assets due to the uncertainty of the realization of such assets. We believe it is more likely than not that the entire deferred tax asset will not be realized upon emergence and we expect to record a valuation allowance against the deferred tax assets. Therefore, any deferred tax assets that would arise from pro forma adjustments will be subject to a valuation allowance.

d)	Reflects an adjustment of $0.7 million from accounts payable to liabilities subject to compromise for additional claims in accounts payable at September 30, 2020. In addition, an adjustment was made to accrued expenses of $7.7 million related to success fees of $3.8 million recognized upon emergence and professional fees of $3.9 million incurred between September 30, 2020 and the Effective Date transferred to the escrow account.

e)	Reflects a $12.5 million adjustment to other current liabilities related to payment of Covia settlement amount.

f)	On the Effective Date, we settled liabilities subject to compromise per the Plan. The adjustment reflects the removal of the balance from liabilities subject to compromise. As of September 30, 2020, liabilities subject to compromise and the preliminary pre-tax gain on settlement of liabilities subject to compromise are as follows:

(In millions)	September 30, 2020
Secured notes	$379.0
Term loan	67.6
Supply commitment charges	41.5
Total settled liabilities subject to compromise	488.1

Issuance of New Common Stock to secured noteholders	(202.4)
Issuance of New Common Stock to term loan lenders	(36.1)
Issuance of New Common Stock to unsecured claimholders	(2.2)
Payment to secured noteholders	(26.0)
Payment to secured term loan lenders	(4.6)
Claims in accounts payable at September 30, 2020(1)	0.7
Pre-tax gain on settlement of liabilities subject to compromise	$217.5

(1) Reflects an adjustment from accounts payable to liabilities subject to compromise for additional claims in accounts payable at September 30, 2020.

g)	Reflects the cancellation of the Predecessor's common stock and the Predecessor's additional paid-in capital, which includes the acceleration of the Predecessor’s stock-based compensation.

h)	The following reconciles reorganization adjustments made to the Successor common stock and Successor additional paid-in capital:

(In millions)	September 30, 2020
Fair value of New Common Stock issued to holders of the secured notes claims	$202.4
Fair value of New Common Stock issued to holders of the term loan claims	36.1
Fair value of New Common Stock issued to holders of the unsecured claims	2.2
Fair value of New Common Stock issued to holders of the Predecessor equity interests	24.9
Fair value of warrants issued to Predecessor equity holders(1)	14.4
Total Successor common stock and additional paid-in capital	280.0
Less: Successor common stock	(0.1)
Successor additional paid-in capital	$279.9

(1) The fair value of the warrants was estimated using an option pricing approach, a form of the income approach. Specifically, the Black Scholes option pricing model was used for the calculations related to both tranches of warrants. Market data as of the emergence date was relied upon as a part of estimating key assumptions used in the calculations.

i)	Reflects the cumulative net impact of the following transactions on accumulated deficit:

(In millions)	September 30, 2020
Pre-tax gain on settlement of liabilities subject to compromise as calculated in note f)	$217.5
Acceleration of Predecessor stock-based compensation	(17.3)
Cancellation of Predecessor common stock and additional paid-in capital	4,445.1
Success fees recognized on the Effective Date and professional fees incurred between September 30, 2020 and the Effective Date	(12.6)
Issuance of Successor common stock to Predecessor equity holders	(24.9)
Issuance of warrants to Predecessor equity holders	(14.4)
Change in accumulated deficit	$4,593.4

Fresh Start Adjustments

j)	Reflects the adjustment to record inventories at its preliminary estimated fair value. The fair value adjustment to inventory related to the write-down of the Company’s parts inventory. The preliminary estimated fair value of parts inventory was determined using a combination of the cost, market, and income approaches. The cost approach was primarily utilized, with the application of the market approach for selected assets based upon the specific characteristics being appraised. The cost approach measures the value of an asset based on the cost to reconstruct or replace it with another of like utility. The market approach measures the value of an asset through an analysis of recent sales or offerings of comparable assets. The income approach was used to quantify the economic support available for the assets being valued based on the business enterprise value indicated for the Company.

k)	Reflects the write-off of prepaid premiums of $5.3 million in connection with the Predecessor’s directors & officers insurance.

l)	Reflects the adjustments to record property, plant, and equipment, net at its preliminary estimated fair value and eliminate the historical accumulated depreciation amount. The preliminary estimated fair value of the property, plant, and equipment, net was determined using a combination of the cost, market, and income approaches. Refer to note j) above for further description of these valuation approaches.

m)	Reflects the adjustments to record intangible assets, net at its preliminary estimated fair value and eliminate the historical accumulated amortization amount. Intangible assets, net include customer relationships, in-house developed software, and tradename. To estimate the preliminary fair value of customer relationships, the Company primarily utilized the income approach based on the present value of the incremental after-tax cash flows attributable to the existing customer cash flow after deducting the appropriate contributory asset charges. The discount rate utilized to present-value the after-tax cash flows was selected based on consideration of the overall business risks and the risks associated with the asset being valued. To estimate the preliminary fair value of the in-house developed software, the Company utilized the cost replacement method, a form of the cost approach. To estimate the preliminary fair value of the tradename, the Company primarily used the Royalty Savings Method, a variation of the income approach. The estimated royalty rate was determined by observing publicly available royalty rates information for similar companies with similar assets. The forecasted cash flows expected to be generated as a result of the royalty savings were discounted to present value utilizing a discount rate considering overall business risks and risks associated with the asset being valued.

n)	Reflects the write-off of debt issuance costs of $0.2 million related to the Successor ABL Facility.

o)	Reflects the cumulative effect on accumulated deficit of the fresh start accounting adjustments discussed above.

Pro Forma Adjustments to the Unaudited Pro Forma Condensed Consolidated Statements of Operations

Reorganization Adjustments

a)	Reflects the adjustments to eliminate stock compensation expense from the Predecessor’s historical stock-based compensation plan that was cancelled on the Effective Date and record pro forma stock compensation expense related to the MIP.

b)	For the nine months ended September 30, 2020, the adjustment reflects the elimination of non-recurring restructuring expenses related to the Chapter 11 process of $18.5 million. For the twelve months ended December 31, 2019, the adjustment reflects the elimination of charges of $44 million for the supply commitment contract with Covia as such expenses were related to liabilities that were settled as part of the bankruptcy.

c)	Reflects the adjustment to eliminate Predecessor historical interest (expense) income, net as we emerged from Chapter 11 with no debt on our fresh start balance sheet.

d)	Reflects the removal of reorganization items which represent charges for professional fees and other costs directly attributable to the Chapter 11 process that will not have a continuing effect on the Company. These reorganization items should be eliminated from the pro forma statements of operations because they are non-recurring in nature and directly related to the reorganization in accordance with the Plan.

e)	The Company’s historical income taxes expense during the Successor and Predecessor periods presented consists of Texas state margin taxes accounted for as income taxes and foreign taxes in 2019 (which will no longer exist post exit from foreign jurisdictions in 2019). We have not recorded a tax benefit or expense as part of the fresh start accounting and pro forma adjustments due to our full valuation reserve. We believe that as part of the bankruptcy emergence, we have undergone an “ownership change”, as defined in Section 382 of the Internal Revenue Code, which will significantly limit certain tax deductions and our ability to use our net operating losses to offset future taxable income and to reduce federal income tax liability in the future. The taxable income in future years will be dependent upon future profitability levels, but we do not expect to generate taxable income at the current levels.

Fresh Start Adjustments

f)	Reflects the adjustments to depreciation expense for property, plant, and equipment and amortization expense for intangible assets based on new preliminary asset values and useful lives as a result of the adoption of fresh start accounting. The Company's buildings and improvements have an estimated average remaining useful life of 28 years. The Company's personal property has an estimated weighted average remaining useful life of 3 years. The Company's trade name and developed technology has an estimated remaining useful life of 10 years and 7 years, respectively.

(In millions)	Nine Months Ended September 30, 2020	Twelve Months Ended December 31, 2019
Write-off of Predecessor depreciation and amortization	$(59.4)	$(90.0)
Successor depreciation and amortization based on the preliminary asset values and useful lives upon fresh start	21.4	28.5
Total adjustments to depreciation and amortization	$(38.0)	$(61.5)